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     TSYS(R)  NEWS RELEASE
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                         TOTAL SYSTEM SERVICES, INC.(R)


For Immediate Release

Contact:  Patrick A. Reynolds
          Director of Investor Relations
          (706) 649-5220


         Total System Services, Inc. Announces Three-For-Two Stock Split and a 33.3% Increase in the Quarterly Cash Dividend

Columbus, GA., April 16, 1998 - Today, Total System Services, Inc.(R) (TSYS(R)) (NYSE - "TSS"), the Columbus, Georgia based credit, debit, commercial and private-label card processing company, announced a three-for-two stock split and a 33.3% increase in the quarterly cash dividend of TSYS common stock. On a pre-split basis, the quarterly cash dividend will be increased to $.015 from $.01125. The cash dividend will be payable on July 1, 1998, to shareholders of record as of June 18, 1998.

         The three-for-two stock split will be issued on May 8, 1998, to shareholders of record as of April 27, 1998 with a brokers' cut-off date of May 4, 1998. On a post-split basis, the new quarterly cash dividend will be $.01 per share.

         Commenting on the stock split and the increased dividend, TSYS Chairman and CEO Richard W. Ussery stated, "We are pleased to be able to announce a three-for-two stock split and a 33.3% dividend increase. The market has recognized TSYS as a unique, value-added company that consistently performs at the highest levels in our industry, handsomely rewarding our shareholders. This stock split and dividend increase is indicative of our Board of Directors' confidence in our future."

         TSYS (www.totalsystem.com) is one of the world's largest credit, debit, commercial and private-label card processing companies. An 80.7% owned subsidiary of Synovus Financial Corp. (NYSE: "SNV")(www.synovus.com), TSYS serves card-issuing institutions throughout the United States, Puerto Rico, Canada and Mexico. Creating innovative processing solutions, TSYS makes it possible for more than 95 million cardholders to use their cards anytime, anywhere, without fail. We enable card-issuing institutions to profitably compete and better serve their customers through our world class people, technology and service.

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               POST OFFICE BOX 1755 COLUMBUS, GEORGIA 31901-1755
                           http://www.totalsystem.com